EXHIBIT 10.3

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

NAVIGANT CONSULTING, INC.

2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Navigant Consulting, Inc., a Delaware corporation (the “Company”), hereby grants to [            ] (the “Holder”) as of [            ] (the “Grant Date”), pursuant to the terms and conditions of the Navigant Consulting, Inc. 2012 Long-Term Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) with respect to [            ] shares of the Company’s Common Stock, par value $0.001 per share (“Stock”), upon and subject to the restrictions, terms and conditions set forth in the Plan and this agreement (the “Agreement”).

1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company.

2. Rights as a Shareholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 3 hereof and the Holder becomes a shareholder of record with respect to such shares.

3. Vesting Conditions.

3.1. Service-Based Vesting Condition. Except as otherwise provided in this Section 3, the Award shall vest on [            ], provided the Holder remains continuously employed by the Company or one of its affiliates through such date. The period of time prior to the vesting shall be referred to herein as the “Restriction Period.”

3.2. Performance-Based Vesting Conditions. Of the Stock subject to this Award: [__]% of the Stock shall be “Tranche 1 Stock” and [        ]% of the Stock shall be “Tranche 2 Stock.” The Tranche 1 Stock and the Tranche 2 Stock shall vest and become payable pursuant to the terms of this Agreement and the Plan based on the achievement of the performance goals set forth below over the [            ] performance period (the “Performance Period”), provided that the Participant remains in continuous employment with the Company or one of its affiliates through the end of the Restriction Period. Attainment of the performance goals shall be determined and certified by the Committee in writing within 60 days following the last day of the Performance Period.

(a) Tranche 1 Stock

Subject to the remainder of this Agreement and the terms of the Plan, the Tranche 1 Stock shall vest based on the Company’s TSR percentile ranking over the Performance Period compared to the TSR of the companies included in the TSR Comparator Group.

	Company Percentile Rank v. TSR Comparator Group	Percent of Tranche 1 Stock that Shall Vest*
Below Threshold	Below the [ ]th percentile	[ ]%

Threshold	[ ]th percentile	[ ]%

Target	[ ]th percentile	[ ]%

Maximum	[ ]th percentile and above	[ ]%

*	The vesting percentage of the Tranche 1 Stock shall be determined using straight-line interpolation between performance levels.

(b) Tranche 2 Stock

Subject to the remainder of this Agreement and the terms of the Plan, the Tranche 2 Stock shall vest based on the Company’s [            ] for the Performance Period.

	[ ]	Percent of Tranche 2 Stock that Shall Vest*
Below Threshold	Less than $[ ] million	[ ]%

Threshold	$[ ] million	[ ]%

Target	$[ ] million	[ ]%

Maximum	$[ ] million and above	[ ]%

*	The vesting percentage of the Tranche 2 Stock shall be determined using straight-line interpolation between performance levels.

(c) Definitions

“Average Stock Price” means the average of the closing transaction prices of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 30-day period immediately preceding the date for the which the Average Stock Price is being determined hereunder.

“TSR” means a company’s total shareholder return as measured by dividing (A) the sum of the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and the difference between the Average Stock Price determined as of the first day of the Performance Period and the Average Stock Price determined as of the last day of the Performance Period, by (B) the Average Stock Price determined as of the first day of the Performance Period.

“TSR Comparator Group” means the Global Industry Classification Standard Commercial and Professional Services Industry Group companies that are also part of the Russell 3000 Index, determined as of the first day of the Performance Period.

3.3. Termination of Employment.

3.3.1. Termination as a Result of Holder’s Death or Disability or by the Company other than for Cause. If the Holder’s employment with the Company terminates prior to the end of the Restriction Period by reason of (i) the Holder’s death or Disability or (ii) the Company’s termination of the Holder’s employment other than for Cause, then in any such case, the portion of the Award that was not vested immediately prior to such termination of employment shall be 100% vested upon such termination of employment.

3.3.2. Termination by the Company for Cause or by the Holder. If the Holder’s employment with the Company terminates prior to the end of the Restriction Period by reason of (i) the Company’s termination of the Holder’s employment for Cause or (ii) the Holder’s resignation from employment, then the portion of the Award that was not vested immediately prior to such termination of employment shall be immediately forfeited by the Holder and cancelled by the Company.

3.3.3. Definitions. For purposes of this Award, “Cause” and “Disability” shall have the meanings set forth in the Holder’s employment agreement with the Company, dated [            ].

4. Delivery of Certificates. Subject to Section 6, as soon as practicable (but not later than 30 days) after the vesting of the Award, the Company shall deliver or cause to be delivered one or more certificates issued in the Holder’s name (or such other name as is acceptable to the Company and designated in writing by the Holder) representing the number of vested shares. Notwithstanding the foregoing, in the event that (i) the Holder is a “covered employee” as defined under Section 162(m) of the Code with respect to the taxable year in which the shares subject to the Award would otherwise be delivered, and (ii) the sum of the value of the shares of Stock deliverable to the Holder under the Award and other compensation payable by the Company exceeds the deduction limits under Section 162(m) of the Code, then the portion of the shares subject to the Award that when added to such other compensation would result in the Holder receiving compensation in excess of the deduction limits under Section 162(m) of the Code shall be distributed to the Holder upon the earlier to occur of (A) the earliest date at which the Company reasonably anticipates that the deduction of the shares of Stock subject to the Award will not be limited by application of Section 162(m) the Code and (B) by the end of the calendar year in which the Holder terminates employment. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6. Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.

5. Transfer Restrictions and Investment Representation.

5.1. Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

5.2. Investment Representation. The Holder hereby represents and covenants that (a) any share of Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any shares of Stock hereunder or (y) is true and correct as of the date of any sale of any such share, as applicable. As a further condition precedent to the delivery to the Holder of any shares of Stock subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.

6. Additional Terms and Conditions of Award.

6.1. Withholding Taxes. (a) As a condition precedent to the delivery of the shares of Stock upon the vesting of the Award, the Holder shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b) The Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to the Holder having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1), (2) and (3). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No certificate representing a share of Stock shall be delivered until the Required Tax Payments have been satisfied in full.

6.2. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject hereto, shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of the Holder. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.3. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.4. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of the Agreement, give or be deemed to give the Holder any right to continued employment by the Company or prevent or be deemed to prevent the Company from terminating the Holder’s employment at any time, with or without Cause.

6.5. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Holder or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

6.6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Holder and his or her heirs, executors, administrators, successors and assigns.

6.7. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Navigant Consulting, Inc., Attn: General Counsel, 30 S. Wacker Dr., Suite 3550, Chicago, Illinois 60606, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.8. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.9. Entire Agreement. The Plan is incorporated herein by reference. Capitalized terms not defined herein shall have the meanings specified in the Plan. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.10. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

6.11. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.12. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

6.13. Compliance With Section 409A of the Code. This Award is intended to comply with Section 409A of the Code, and shall be interpreted and construed accordingly. To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, on the date of the Holder’s separation from service, then to the extent this Award (i) constitutes the payment of nonqualified deferred compensation and (ii) will be settled upon the Holder’s separation from service, then the shares to be delivered upon the Holder’s separation from service shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service or (ii) the date of the Holder’s death.

NAVIGANT CONSULTING, INC.

By:

Accepted this          day of                             20

[Insert Name of Holder]